                          FINANCIAL SERVICES AGREEMENT

     AGREEMENT made as of the 4th day of December 1995, by and between (i) each of the investment companies listed on Schedule A hereto as such Schedule may be amended from time to time (collectively the "Funds," each a "Fund");
(ii) Investors Fiduciary Trust Company ("IFTC") (iii) Merrill Lynch Financial Data Services, Inc. ("MLFDS") a Florida corporation; and (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corporation.

                                     WITNESSETH:

          WHEREAS the Funds are classes of one or more investment companies registered under the Investment Company Act of 1940, as amended (the "Act"); and

          WHEREAS, IFTC is the transfer agent, dividend disbursing agent, and shareholder servicing agent for the Funds; and

          WHEREAS, MLFDS, a transfer agent registered under the Securities Exchange Act of 1934, has presented to IFTC the various administrative services that may be performed by MLPF&S; and

          WHEREAS, the Funds desire to retain NMPF&S to perform such services and MLPF&S is willing and able to furnish such services on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees, as follows:

          I . MLPF&S agrees to perform the administrative services specified in Exhibit A hereto (the "Services") for the benefit of the Funds' shareholders who maintain shares of any of such Funds in brokerage accounts with MLPF&S and whose shares are included in the master account referred to in paragraph 1 of Exhibit A (collectively, the "MLPF&S customers").

          2. MLPF&S agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all law, rules and regulations applicable to the Services. Upon the request of the Funds, MLPF&S shall provide copies of all the historical records relating to transactions involving the Funds and MLPF&S customers, in each case as may reasonably be requested to enable the Funds or its representatives, including without limitation its auditors, investment advisor, IFTC or successor transfer agent or distributor, to monitor and review the Services, or to comply with any request of the board of directors (the "Directors") of the Funds or of a governmental body, self-regulatory organization or a shareholder. MLPF&S agrees that it will permit the Funds and IFTC or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services. It is understood that notwithstanding anything herein to the contrary, neither MLFDS nor MLPF&S shall be required to provide the names and addresses of MLPF&S customers to the Funds, IFTC or their representatives, unless applicable laws otherwise require.

          3 . MLPF&S may contract with or establish relationships with MLFDS, or other parties for the provision of the Services or other activities of MLPF&S required by the Agreement.

          4. Each of MLPF&S and MLFDS, hereby agrees to notify promptly the Funds if for any reason either of them is unable to perform fully and promptly any of its obligations under this Agreement.

           5. Each of MLPF&S and MLFDS, hereby represent that neither of them now owns or holds with power to vote any shares of the Funds which are registered in the name of MLPF&S or the name of its nominee and which are maintained in MLPF&S brokerage accounts.

          6. The provisions of the Agreement shall in no way limit the authority of any of the Funds or IFTC to take such action as either of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such Funds and/or sale of its shares.

          7. In consideration of the performance of the services by MLPF&S and MLFDS, each of the Funds severally agrees to compensate MLFDS at the rate of $16.00 annually per each MLPF&S customer account holding shares of a Fund which shares were subject to an up-front sales load or no sales load, and $19.00 annually per MLPF&S customer account holding shares of a Fund that are subject to a contingent deferred sales charge ("CDSC"); provided, however, if all shares in an MLPF&S customer account have been held for the requisite time period such that the shares are no longer subject to a CDSC, then MLFDS will be compensated at the rate of $16.00 annually for such MLPF&S customer account. These rates are the current standard rates for the services provided by MLFDS and MLPF&S hereunder. Payment shall be made monthly based upon the number of MLPF&S customer/shareholders of a Fund who hold shares of such Fund in a MLPF&S brokerage account for any part of the subject month. This number shall be certified each year by independent public accountants retained by MLPF&S as of a month selected by the Funds or IFTC, such certification to be at the expense of MLPF&S. It is further agreed that, notwithstanding anything herein to the contrary, MLPF&S will not request any increase in the compensation hereunder to be effective prior to September 30, 1996.

               In the event MLPF&S or MLFDS, as its agent were to mail any Fund's proxy materials, reports, prospectuses and other information to MLPF&S customers/shareholders of any Fund who are MLPF&S customers pursuant to paragraph 4 of Exhibit A, IFTC or such Fund agrees to reimburse MLPF&S or MLFDS, Inc., as the case may be, for postage, handling fees and reasonable costs of supplies used by it in such mailings in an amount to be determined in accordance with the rates set forth in Rule 451.90 of the New York Stock Exchange Inc.

          8. MLFDS shall indemnify and hold harmless the Funds and IFTC from and against any and all of losses or liabilities that any one or more of them may incur, including without limitation reasonable attorneys' fees, expenses and cost, arising out of or related to the performance or non-performance of MLPF&S or MLFDS of its responsibilities under this Agreement, excluding, however, any such claims, suits, loss, damage or cost caused by, or contributed to, by the Funds or IFTC, as to which the Funds and IFTC shall indemnify, hold harmless and defend MLFDS and MLPF&S on the same basis as set forth above.

          9. This Agreement may be terminated at any time by each of MLPF&S and MLFDS or by any of the Funds as to itself upon 30 days written notice to MLFDS. This Agreement may also be terminated at any time without penalty upon 30 days written notice to MLFDS that a majority of the Directors of any of the Funds have determined to terminate its agreement(s) with IFTC pertaining to its transfer agent services. The provisions of paragraph 2 shall continue in full force and effect after termination of this Agreement. Notwithstanding the foregoing, this Agreement shall not require MLPF&S to preserve any records relating to this Agreement beyond the time periods otherwise required by the laws to which MLPF&S is subject.

          10. Any other Fund for which IFTC serves as transfer agent may become a party to this Agreement by giving written notice to MLPF&S or MLFDS that it has elected to become a party hereto and by having this Agreement executed on its behalf.

           11. It is understood and agreed that in performing the services under this Agreement, neither MLPF&S nor MLFDS acting in its capacity described herein shall be acting as an agent for any of the Funds.

          12. This agreement including its Exhibit and Schedule, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.

          IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER &         MERRILL LYNCH FINANCIAL DATA
SMITH INCORPORATED                     SERVICES, INC.


By:                                    By:
   -----------------------------          -----------------------------
Print Name: Harry P. Allex               Print Name: Angelo V. Esposito
Title: Sr. Vice President                Title: President


Jundt Associates, Inc. Funds Set Forth on Schedule A


INVESTORS FIDUCIARY TRUST                   THE JUNDT GROWTH FUND, INC.
COMPANY

By:                                         By:
   --------------------------                   ----------------------------

Print Name:                                 Print Name:
           ------------------                           --------------------

Title:                                      Title:
      -----------------------                     --------------------------

                                            JUNDT FUNDS, INC.


                                            By:
                                                ----------------------------

                                            Print Name:
                                                        --------------------

                                            Title:
                                                    ------------------------



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


                                     EXHIBIT A

     Pursuant to the Agreement by and among the parties hereto, MLPF&S shall perform the following Services:

          1. Maintain separate records for each shareholder of the Funds who hold shares of a Fund in a brokerage account with MLPF&S ("MLPF&S customers"), which records shall reflect shares purchased and redeemed and share balances. MLPF&S shall maintain a single master account with the transfer agent of the Fund on behalf of MLPF&S customers and such account shall be in the name of MLPF&S or its nominee as the record owner of the shares owned by such customers.

          2. Disburse or credit to MLPF&S customers all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund.

          3. Prepare and transmit to MLPF&S customers periodic account statements showing the total number of shares owned by the customer as of the statement closing date, purchases and redemptions of Fund shares by the customer during the period covered by the statement and the dividends and other distributions paid to the customer during the statement period (whether paid in cash or reinvested in Fund shares).

          4. Transmit to MLPF&S customers proxy materials and reports and other information received by MLPF&S from any of the Funds and required to be sent to shareholders under the federal securities laws, and, upon request of the Fund's transfer agent transmit to MLPF&S customers material fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all fund beneficial shareholders.

         5 . Transmit to the Fund's transfer agent purchase and redemption orders on behalf of MLPF&S customers.

         6. Provide to the Funds, or to IFTC acting in its capacity as transfer agent for any of the Funds, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable any of the Funds and its distributor to comply with State Blue Sky requirements.


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




                                     SCHEDULE A
                                       to the
                            FINANCIAL SERVICES AGREEMENT


The Jundt Growth Fund, Inc. -- Class A
The Jundt Growth Fund, Inc. -- Class B
The Jundt Growth Fund, Inc. -- Class C
The Jundt Growth Fund, Inc. -- Class D

Jundt U.S. Emerging Growth Fund -- Class B
Jundt U.S. Emerging Growth Fund -- Class C
Jundt U.S. Emerging Growth Fund -- Class D








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